Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-290034) on Form S-4, and (No. 333-291017) on Form S-1 of our report dated December 16, 2025, with respect to the consolidated financial statements of Sonnet BioTherapeutics Holdings, Inc. and subsidiaries.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 16, 2025